UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2018 (July 18, 2018)

Owl Rock Capital Corporation II

(Exact Name of Registrant as Specified in Charter)

Maryland	814-01219	47-5416332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Park Avenue, 41st Floor
New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01      Entry into a Material Definitive Agreement

Promissory Note Increase

On July 19, 2018, the Board of Directors of Owl Rock Capital Corporation II (the “Company”) approved an increase in the amount available under its series of promissory notes with Owl Rock Capital Advisors LLC (the “Adviser”), from $20 million to $35 million.

The interest rate on any such borrowing may be based on either the rate of interest for a LIBOR-Based Advance or the rate of interest for a Prime-Based Advance under the Loan and Security Agreement, dated as of February 22, 2017, as amended as of August 1, 2017 (as further amended or supplemented from time to time), by and among the Adviser, as borrower, and East West Bank.

The unpaid principal balance of any Promissory Notes and accrued interest thereon is payable by the Company from time to time at the discretion of the Company but immediately due and payable upon 120 days written notice by the Adviser, and in any event due and payable in full no later than January 15, 2018. The Company intends to use the borrowed funds to leverage its current investment portfolio and to make investments in portfolio companies consistent with its investment strategies.

Item 2.02      Results of Operations and Financial Condition

On July 18, 2018, the Company increased its public offering price from $9.55 per share to $9.56 per share. The increase in the public offering price will be effective as of the Company’s July 18, 2018 weekly closing and first applied to subscriptions in good order from July 12, 2018 through July 18, 2018.

In accordance with the Company’s previously disclosed share pricing policy, the Company determined that an increase in the public offering price per share was warranted following an increase in the Company’s net asset value per share to $9.08 as of July 18, 2018. As a result of the increase in the Company’s public offering price, the maximum sales load and net proceeds per share will be approximately $0.48 per share and $9.08 per share, respectively.

On July 19, 2018, the Board of Directors of the Company declared an additional regular weekly cash distribution to the Company’s stockholders for July 24, 2018 through September 2018.  These distributions are in addition to those previously declared and announced.  These additional weekly cash distributions, each in the gross amount of $0.000114 per share, will be payable monthly to stockholders of record as of the weekly record dates set forth below:

Record Date	Payment Date	Previously Declared Amount	Additional Amount	Gross Distribution Amount
7/24/2018	8/1/2018	$0.012753	$0.000114	$0.012867
7/31/2018	8/1/2018	$0.012753	$0.000114	$0.012867
8/7/2018	8/29/2018	$0.012753	$0.000114	$0.012867
8/14/2018	8/29/2018	$0.012753	$0.000114	$0.012867
8/21/2018	8/29/2018	$0.012753	$0.000114	$0.012867
8/28/2018	8/29/2018	$0.012753	$0.000114	$0.012867
9/4/2018	9/26/2018	$0.012753	$0.000114	$0.012867
9/11/2018	9/26/2018	$0.012753	$0.000114	$0.012867
9/18/2018	9/26/2018	$0.012753	$0.000114	$0.012867
9/25/2018	9/26/2018	$0.012753	$0.000114	$0.012867

Item 2.03 — Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Owl Rock Capital Corporation II

Date: July 20, 2018	By:	/s/ Alan Kirshenbaum
Alan Kirshenbaum
Chief Operating Officer and Chief Financial Officer